Segment Information
The table below presents reportable segment results, as recast (unaudited):

(in thousands)	2012	2011	2010
Aerospace & Electronics
Net sales	$701,208	$677,663	$577,164
Operating profit(a)	156,015	145,624	109,228
Assets	509,672	514,240	498,775
Goodwill	203,595	203,516	202,481
Capital expenditures	6,851	15,049	7,756
Depreciation and amortization	14,713	15,635	15,804
Engineered Materials
Net sales	$216,503	$220,071	$212,280
Operating profit(b)	24,522	29,754	30,143
Assets	237,478	245,350	255,340
Goodwill	171,533	171,489	171,491
Capital expenditures	2,163	1,840	1,052
Depreciation and amortization	7,191	7,959	8,090
Merchandising Systems
Net sales	$371,901	$373,907	$298,040
Operating profit(c)	33,771	30,337	16,729
Assets	408,702	408,857	419,704
Goodwill	201,866	197,719	197,453
Capital expenditures	4,263	4,652	3,490
Depreciation and amortization	14,226	15,283	11,811
Fluid Handling
Net sales	$1,289,456	$1,228,728	$1,091,946
Operating profit(d)	160,980	161,031	126,571
Assets	993,275	973,427	896,267
Goodwill	236,798	248,101	238,860
Capital expenditures	15,385	12,761	8,145
Depreciation and amortization	19,411	22,273	22,260

(a)	Includes restructuring charges of $269 in 2010.

(b)	Includes restructuring charges of $2,338 in 2012 and $238 in 2010.

(c)	Includes $1,276 of transaction costs associated with the acquisition of Money Controls in 2010 and restructuring charges of $3,355 in 2012 and $3,224 in 2010.

(d)	Includes restructuring charges of $12,745 in 2012 and $2,964 in 2010.

Information by reportable segment (continued):

(in thousands)	2012	2011	2010
TOTAL NET SALES	$2,579,068	$2,500,369	$2,179,319
Operating profit (loss) from Continuing Operations
Reporting segments	$375,288	$366,746	$282,671
Corporate — before asbestos and environmental charges (a) (b)	(64,847)	(58,201)	(49,371)
Corporate expense — asbestos charge	—	241,647	—
Corporate expense — environmental charges	—	30,327	—
TOTAL OPERATING PROFIT FROM CONTINUING OPERATIONS	$310,441	$36,571	$233,300
Interest income	1,879	1,635	1,184
Interest expense	(26,831)	(26,255)	(26,841)
Miscellaneous — net	(884)	2,810	1,424
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$284,605	$14,761	$209,067
Assets
Reporting segments	$2,149,127	$2,141,874	$2,070,086
Corporate	740,751	701,657	636,611
TOTAL ASSETS	$2,889,878	$2,843,531	$2,706,697
Goodwill
Reporting segments	$813,792	$820,824	$810,285
Capital expenditures
Reporting segments	$28,662	$34,302	$20,443
Corporate	646	435	590
TOTAL CAPITAL EXPENDITURES	$29,308	$34,737	$21,033
Depreciation and amortization
Reporting segments	$55,541	$61,151	$57,965
Corporate	1,722	1,792	1,876
TOTAL DEPRECIATION AND AMORTIZATION	$57,263	$62,943	$59,841
(a) Includes $3,874 of non-deductible acquisition costs associated with the pending acquisition of MEI.
(b) Includes restructuring charges of $25 in 2012